Exhibit 10.4

“OFFICIAL PLAYSTATION MAGAZINE”
PUBLISHING LICENSE AGREEMENT

This Official PlayStation Magazine Publishing License Agreement (“Agreement”) is effective as of the ___day of ___, 2005 and is entered into by and between SONY COMPUTER ENTERTAINMENT AMERICA INC., (“SCEA”), a Delaware corporation with its principal place of business at 919 E. Hillsdale Boulevard, Foster City CA 94404, and ZIFF DAVIS MEDIA INC., a Delaware corporation with its principal place of business at 28 East 28th Street, New York, New York 10016 (“Ziff Davis”).

WHEREAS, SCEA and Ziff Davis entered into a Publishing License Agreement dated August 29, 1997 (the “1997 Agreement”) for the creation and publication of a magazine based upon the SCEA home video game platforms commonly known as the PlayStation game console and the PlayStation 2 computer entertainment system (“Platforms”); and

WHEREAS, SCEA and Ziff Davis entered into a Publishing License Agreement dated December 11, 2001 (the “2001 Agreement”) for the creation and publication of a magazine based upon the SCEA Platforms; and

WHEREAS, Ziff Davis has licensed the PlayStation trademark and other SCEA trademarks and logos (“Trademarks”) in conjunction with that publication, and has published the “Official U.S. PlayStation Magazine” since the execution of the 1997 Agreement and continued to publish the Official U.S. PlayStation Magazine after execution of the 2001 Agreement;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ziff Davis and SCEA hereby agree as follows:

1. GRANT OF RIGHTS

(a) SCEA hereby grants to Ziff Davis (i) the exclusive right to publish and distribute and title a magazine the “Official U.S. PlayStation Magazine” (“Publication”), in print format, or by another name as may be mutually agreed upon by the parties, and (ii) the non-exclusive right to use the Trademarks identified in Schedule A in conjunction with the Publication pursuant to the PlayStation Trademark Guidelines attached in Schedule B, within the territories of the United States, Canada and Central America (“Licensed Territories”). The Publication shall be exclusive at it relates to the Platforms. The Publication may provide content on the PlayStation Portable Game Console (“PSP”) and the next generation console (“PS 3”) but SCEA retains the rights to publish or have another party publish an official magazine for the PSP and/or the PS 3.

As used herein, the Licensed Territories shall include United States military bases, U.S. possessions and territories, Canada and Central America. The parties will discuss, in good faith, the addition of new territories, if and when SCEA begins distributing the Platform in those territories and if SCEA desires distribution of the Publication in those territories. The rights granted above shall be defined as the “Publication Rights” and shall include ancillary promotional rights to create, publish, distribute and authorize reuse of materials using the Trademarks designed to promote or market the Publication (“Ancillary Promotional Rights”). Such materials shall include, but not be limited to, sell sheets, merchandising flyers, reprints, quotes and the “Official U.S. PlayStation Magazine” website. Nothing in this Agreement shall grant to Ziff Davis any rights to use SCEA Trademarks, except as expressly set forth in this Agreement.

(b) During the term of this Agreement, SCEA shall not grant any of the rights set forth above, or endorse or otherwise sponsor any other video game magazines or other publications (or sections therein) published by competitors of Ziff Davis. In addition, SCEA shall not use or grant the right to use, the “Official PlayStation Magazine” as part of the title of a magazine or other printed publication, or in a manner that is likely to create confusion in relation to the Publication, subject to SCEA’s retained rights as described herein.

(c) SCEA shall retain all rights, other than those rights expressly granted herein. Moreover, nothing contained herein shall be construed as affecting SCEA’s right to publish CD-ROMs, DVDs, or web sites related to or about the Platforms, PSP or PS 3, or magazines as it relates to the PSP and/or PS3 (except as provided in Section 1(d)), or other materials which are not competitive with the Publication and which do not use the “Official PlayStation Magazine” or “Official U.S. PlayStation Magazine” mark. SCEA will give Ziff Davis ninety (90) days notice before commencing newsstand distribution of any PlayStation-related materials.

(d) As of the date this Agreement is executed by SCEA, SCEA has not entered into an agreement to grant a third party a license to publish an “official” magazine in the Licensed Territories related to the PSP and/or the PS3. If, during the Term, SCEA decides to enter into an agreement to grant a third party a license to publish an “official” magazine in the Licensed Territories related to the PSP and/or the PS3, and so long as Ziff Davis (i) is not in material breach of this Agreement; (ii) is still in business; and (iii) has not filed for bankruptcy protection, then SCEA shall, prior to entering into discussions with any third party related to the potential grant of a license for such third party to publish such “official” magazine: (i) notify Ziff Davis and afford Ziff Davis the opportunity to respond to a request for proposal from potential licensees for such “official” magazine or otherwise communicate to SCEA terms on which Ziff Davis may propose the become the licensee for such “official” magazine, and (ii) evaluate any such proposal from Ziff Davis in good faith.

2. MAGAZINE DISCS — FORMAT, PRODUCTION, CONTENT AND INTERACTION

WITH UNDERGROUND MEMBERS

(a) The Publication shall include an exclusive Platform formatted DVD on a monthly basis, supplied by SCEA, which shall contain interactive samples of games, compilations and/or greatest hits (which shall generally be samples from unreleased or recently released games) for the Platforms developed by SCEA and/or third party developers (“Magazine Disc”).

(b) SCEA shall provide the Magazine Disc on a spindle from Sony Disc Management, replicate the Magazine Disc, perform quality assurance on the Magazine Disc and press the necessary number of Magazine Discs, and deliver the Magazine Discs to Ziff Davis at least seven (7) calendar days before the Publication’s print date. Ziff Davis shall notify SCEA of each Publication’s print date at least sixty (60) calendar days in advance thereof.

(c) Ziff Davis shall purchase the Magazine Discs from SCEA on a monthly basis for inclusion in the Publication, as set forth below. In the event that SCEA is unable to provide the Magazine Disc at the Delivery Date (as defined below), SCEA shall provide one of the following: (i) a previously produced disc product which has not been previously provided to Ziff Davis and that is reasonably acceptable to Ziff Davis (“Previously Produced Disc”); or (ii) a Platform compatible DVD game or sampler disc from an SCEA licensed third party Platform publisher that is reasonably acceptable to Ziff Davis (“Third Party Disc”) (collectively “Substitute Disc”).

(d) SCEA shall provide the Magazine Disc or Substitute Disc to Ziff Davis on a date at least (10) days before the Publication’s print date (“Delivery Date”). SCEA shall be notified of each Publication’s print date at least sixty (60) days in advance. Notwithstanding the foregoing, if SCEA is unable to provide the Magazine Disc to Ziff Davis at the Delivery Date, then SCEA shall notify Ziff Davis of such at least twenty one (21) days prior to the Delivery Date at which time SCEA will propose a Substitute Disc to be mutually agreed upon by the parties.

(e) SCEA shall replicate the Magazine Disc or Substitute Disc pursuant to the terms and conditions hereunder. Ziff Davis shall be responsible for packaging the Magazine Discs with Disc and sleeve art approved by SCEA and co-branded with the PlayStation Magazine and the PlayStation Underground trademarks (in a mutually agreeable fashion) for the Publication at Ziff Davis’ cost.

(f) SCEA shall have complete discretion to coordinate the design, format, and number of titles and specific titles to be included on the Magazine Discs. Notwithstanding the foregoing, Ziff Davis will have input into the content of the Magazine Discs to coordinate the content of the Magazine Disc with the content of the Publication. SCEA shall keep Ziff Davis’ production manager advised of production schedules and content for all Magazine Discs. Ziff Davis shall use the Magazine Discs in the sequentially marked order provided by SCEA unless SCEA provides a substitute out of sequence. SCEA shall make reasonable efforts to notify Ziff Davis, as early as possible, of any changes in the content of Magazine Discs during production. The content and format of the Magazine Discs shall not be subject to change without prior notification to Ziff Davis.

3. PURCHASE OF MAGAZINE DISCS BY ZIFF DAVIS, MARKETING AND DISTRIBUTION FEE, ADVERTISEMENTS ON MAGAZINE DISCS AND USE BY SCEA

(a) Ziff Davis shall place a purchase order for quantities of Magazine Discs required for each Publication at least thirty-five (35) days prior to each Publication’s monthly print date by fax or e-mail. Purchase orders shall be in writing and shall not be deemed accepted until approved in writing by SCEA. The purchase order shall be deemed approved in five (5) business days after receipt of the purchase order unless otherwise disapproved in writing by SCEA. SCEA shall not unreasonably disapprove a purchase order. All purchases shall be governed by this Agreement and not superseded by any terms and conditions set out on the purchase order.

(b) Ziff Davis’ purchase of Magazine Discs, commencing with the Magazine Discs for the June 2005 issue of the Publication, is subject to the following terms:

     (i) Price: Per unit for Magazine Discs, FOB SCEA’s designated warehouse and based upon the number of Magazine Discs purchased, up to one hundred and ten percent (110%) of the print order of the applicable issue of the Publication: seventy-five cents ($0.75) per Magazine Disc.

     (ii) Purchase orders shall be placed for a minimum of one hundred fifty thousand (150,000) Magazine Discs. Ziff Davis may order a maximum of 10% more Magazine Discs than the total distribution of the Publication, on a monthly basis, at the cost identified in 3(b)(i).

     (iii) The terms for payment on each purchase order shall be net 45 days from Ziff Davis’ receipt of Magazine Discs.

     (iv) Ziff Davis shall pay all applicable sales taxes.

     (v) Ziff Davis shall meet SCEA’s general standards for credit approval. SCEA acknowledges that Ziff Davis meets such credit standards at the execution of this Agreement. No shipments shall be made if Ziff Davis’ account is in arrears unless the amount is disputed in good faith and Ziff Davis promptly pays all undisputed amounts.

     (vi) Ziff Davis’ purchase of Magazine Discs hereunder shall be exclusively for the purpose of promoting the Publication and shall not be sold in any retail channel, nor used in conjunction with any of Ziff Davis’ other publications. The Magazine Discs offered hereunder shall not be applicable to any other Ziff Davis programs or publications.

     (vii) All Magazine Discs sold to Ziff Davis by SCEA pursuant to this section may be clearly marked as “for promotional use only.” All SCEA Magazine Discs purchased by Ziff Davis shall be delivered on spindles.

(c) Notwithstanding SCEA’s discretion regarding the number of titles and specific titles to be included on the Magazine Disc, SCEA grants Ziff Davis the exclusive right to sell advertising space on each Magazine Disc (“Magazine Disc Advertisement”) subject to the following terms and conditions:

     (i) All such Magazine Disc Advertisements shall be approved in advance by SCEA, whose approval shall not be unreasonably withheld or delayed.

     (ii) At Ziff Davis’ sole discretion, a total of four (4) Magazine Disc Advertisements may be sold for each Magazine Disc not to exceed 240 megabytes or six (6) minutes of video per Magazine Disc. In no event shall Magazine Disc Advertisements be sold for products targeting the tobacco, liquor or adult-entertainment industries.

     (iii) The Magazine Disc Advertisements shall consist of advertising which has been re-purposed from television or other media. Upon prior written approval from SCEA, which shall not be unreasonably withheld or delayed, the Magazine Disc Advertisement may also consist of interactive samples of games, excluding on-line demos, which have previously appeared on a Magazine Disc or advertising which has not been re-purposed from television or other media.

     (iv) In no event shall the Magazine Disc Advertisements contain materials that are competitive with the Platforms, the PSP or PS 3 nor shall the Magazine Disc Advertisements include interactive samples of games that are exclusively playable on competitive platforms and all Magazine Disc Advertisements for interactive games must be compatible with the Platforms, PSP and/or PS 3.

     (v) Ziff Davis shall have the sole right to (a) determine the advertising fee for each Magazine Disc Advertisement; and (b) retain (subject to its obligations under Section 6) all the revenues or other consideration received for each Magazine Disc Advertisement.

     (vi) The Magazine Disc Advertisements shall appear subsequent to video stories and in other locations to be mutually determined by SCEA and Ziff Davis.

(d) SCEA may use the content of the Magazine Discs in association with marketing, promoting or advertising its products; provided, however, that prior to the “off sale” date of the issue of the Publication with which a Magazine Disc is bundled, SCEA shall not distribute the majority of the content of that Magazine Disc on a single CD, DVD or other physical item.

4. APPROVAL RIGHTS OF EDITORIAL CONTENT OF PUBLICATION AND MAGAZINE DISC — FORMAT — PRICE

(a) The Publication shall be an autonomous and editorially independent publication and under the exclusive control of Ziff Davis. The content of the Publication shall comply with the guidelines currently in effect issued by the Interactive Digital Software Association and the Entertainment Software Rating Board, or such other reasonable guidelines as may become effective during the Term of this Agreement. In the event that Ziff Davis is unable to comply with any such guidelines during the Term of this Agreement, it shall notify SCEA as to the reasons therefor. SCEA may provide its input regarding any modifications to the format and design of the Publication and shall have approval of the Publication’s overall presentation format and design if it differs substantially from the Publication’s current overall presentation format and design to insure that the Publication is of high quality. Thereafter, Ziff Davis shall not materially deviate from the format without prior notice to SCEA. SCEA shall have approval rights over any material deviation from the Publication’s format, but such approval shall not be unreasonably withheld or delayed.

(b) The Publication’s quality shall meet or exceed the quality of the current Publication and the quality of all other continuous monthly “PlayStation” magazines, in print format and circulated primarily in the United States, dedicated to video games. At a minimum, the Publication’s quality should meet or exceed the paper quality of the current Publication. SCEA shall have the right to review the Publication’s quality and its distribution on a quarterly basis including the right to suggest changes to be implemented by mutual agreement. SCEA acknowledges that it approves the Publication’s current Editor-in-Chief, and SCEA shall have the right to approve any change to the Publication’s Editor-in-Chief in the future, whose approval shall not be unreasonably withheld or delayed. If disapproved, SCEA shall provide Ziff Davis with reasons for its disapproval.

(c) The content of the Magazine Discs shall be developed by SCEA. Both parties may provide input regarding the appropriate content of the Magazine Disc as it relates to the cover of the Publication and the general content of the Magazine Disc.

(d) The Magazine Discs’ quality shall meet or exceed the quality of discs currently manufactured by Sony Disc Management.

(e) The cover price of the Publication shall be set by Ziff Davis in its sole discretion, however, Ziff Davis agrees that the cover price of the Publication shall not be set below $5.99 (with a disc) without the approval of SCEA, which shall not be unreasonably withheld or delayed.

(f) Ziff Davis agrees to feature SCEA games on a minimum of four (4) front covers of the

Publication each year during the Term of this Agreement. SCEA shall provide the camera-ready artwork for each of the four (4) front covers of the Publication, including (2) such front covers during each fourth calendar quarter during the Term, subject to Ziff Davis’ reasonable approval.

5. APPROVAL PROCEDURES FOR USE OF SCEA TRADEMARKS

Prior to using any SCEA Trademark (except as may be expressly permitted elsewhere in this Agreement) or other SCEA owned intellectual property rights, Ziff Davis will submit to SCEA, for its review and written approval, samples of such materials to be used. SCEA shall have the right, in its sole discretion, to approve or disapprove any use of its Trademarks or intellectual property rights. SCEA will approve or disapprove any such use within ten (10) business days after SCEA’s receipt thereof. SCEA’s failure to approve or disapprove within such period shall be deemed an approval, provided that SCEA may subsequently notify Ziff Davis of its disapproval, in which event Ziff Davis shall use commercially reasonable efforts to cease such use at the earliest possible time. Once SCEA has approved materials, Ziff Davis may continue to use such materials, for the same use or purpose only, without further review or approval by SCEA. Ziff Davis agrees to comply with Schedule B.

6. ROYALTY, PRINTER’S COMPLETION NOTICE AND GUARANTEE

Commencing with the June 2005 issue of the Publication, in addition to the Magazine Disc fee, SCEA shall receive: (i) one percent (1%) of gross circulation revenues actually received by Ziff Davis (net of fees owed to or retained by Ziff Davis’s newsstand and retailer distribution agent(s)) for each paid subscriptions and for single-copy sales; and (ii) five percent (5%) of gross revenues received by Ziff Davis for advertisements in the Publication and Magazine Disc and Welcome Guide (as defined below), in each case net of fees owed to any advertising agencies (i.e., based upon net page rate, not gross page rate) If Ziff Davis receives revenues for content on the Magazine Disc other than for advertisements, then Ziff Davis shall obtain SCEA’s prior written approval of such sales and the parties agree to negotiate, in good faith, how such revenue will be split between them. Royalties shall be paid to SCEA on a quarterly basis thirty (30) days after the end of the calendar quarter. Together with each royalty payment, Ziff Davis shall provide SCEA with the Printer’s Completion Notice on a quarterly basis. Royalties shall be calculated from, and paid using the Printer’s Completion Notices.

In the event that the royalties for the June 2005-May 2006 issues of the Publication, inclusive, are less than $500,000 (the amount of such deficit the “First Year Royalty Deficit”), Ziff Davis shall pay SCEA the First Year Royalty Deficit by June 30, 2006. In the event that the royalties for the June 2006-April 2007 issues of the Publication, inclusive, are less than $458,333 (the amount of such deficit the “Second Period Royalty Deficit”), Ziff Davis shall pay SCEA the Second Period Royalty Deficit by June 30, 2007.

7. INSPECTION OF BOOKS AND RECORDS

During the Term of this Agreement and for two (2) years thereafter, Ziff Davis shall keep accurate books of account and records pertaining to the sale and distribution of the Publication and advertising revenue generated by the Publication. SCEA shall have the right, at its own expense using an independent auditor, upon ten (10) business days written notice, to examine Ziff Davis’ books of account and records with respect to the Publication and advertising revenues, but not more than twice per calendar year; provided that the auditor agrees to be bound by the confidentiality provisions of this Agreement. Such rights shall be exercised during the normal business hours and in such a manner as not to substantially interfere with the conduct of Ziff Davis’ business. If the audit reveals an underpayment in royalties owed from royalties paid of more than 5%, Ziff Davis shall pay for the reasonable cost of the audit, as well as immediately reimburse SCEA for any differences plus interest at 18%, or if not permitted, then at the highest rate allowed by law. An underpayment in excess of twenty-five percent (25%) of royalties paid, shall be a material breach of this Agreement entitling SCEA to terminate this Agreement immediately.

8. CERTAIN MATTERS RELATED TO ADVERTISING

(a)	The Publication. During the Term:

(i)	SCEA shall purchase no less than thirty (30) paid pages in the Publication during each of the following three one-year periods (each of which is a “Contract Year”): (A) May 2004 issue through April 2005 issue, inclusive; (B) May 2005 issue through April 2006 issue, inclusive; and (C) May 2006 issue through April 2007 issue, inclusive;

(ii)	SCEA shall receive one (1) free bonus page in the Publication for each paid page of advertising in the Publication. SCEA bonus pages may be applied to premium positions;

(iii)	Ziff Davis will charge SCEA a rate per page based upon cpm’s based on the Publication’s circulation, with SCEA benefiting with a lower cpm as the circulation level increases, as set forth below;

(iv)	Ziff Davis shall waive the premium charges on cover 2, page 1 in the Publication;

(v)	SCEA’s advertisements shall appear in the first fifty percent (50%) of the Publication;

(vi)	SCEA’s special cpm schedule for the Publication shall be:

$30.58 gross cpm for up to 399,999 circ (e.g., $10,703 gross for 350,000 circ)
$29.41 gross cpm for 400,000-499,999 circ (e.g., $11,764 gross for 400,000 circ)
$28.23 gross cpm for 500,000+ circ (e.g., $14,115 gross for 500,000 circ)

These cpm rates will remain constant during the Term.

(b)	Electronic Gaming Monthly (“EGM”). During the Term, to the extent that Ziff Davis continues to publish EGM:

(i)	SCEA shall purchase forty-eight (48) paid pages in EGM during each Contract Year;

(ii)	SCEA shall receive eighteen (18) free bonus pages per Contract Year in EGM. The bonus pages can be applied to premium positions as follows: one (1) free page in the first half of the year and two (2) free pages in the second half of the year. SCEA will use one (1) bonus page per issue for the first six (6) issues and two (2) bonus pages per issue for the last six (6) months. All bonus pages used from May 2004 issue onwards will count towards the eighteen (18) total free bonus pages. Bonus pages may be placed in premium positions, premium will still apply;

(iii)	SCEA shall receive a three percent (3%) rebate for ads bought in EGM in any Contract Year in which SCEA has bought at least sixty (60) paid pages on the rates set forth below;

(iv)	SCEA’s current cover positions, premium positions and gatefolds in EGM will remain constant during the Term. Should SCEA choose not to use a position in any given month, the position will be forfeited. SCEA shall run one (1) full cover 2 gatefold unit in EGM during each Contract Year. In the event that another advertiser chooses to contract for the cover 2 with a gatefold commitment in EGM, ZD will give SCEA three (3) months (approximately 90 days from space close) notice and the first right of refusal to upgrade the unit to a gatefold; if SCEA elects not to upgrade, Ziff Davis may sell the gatefold to the other party;

(v)	Ziff Davis will charge SCEA a rate per page based upon cpm’s based on EGM’s circulation, with SCEA benefiting with a lower cpm as the circulation level increases, as set forth below;; and

(vi)	SCEA’s special cpm schedule for EGM shall be:

$22.48 gross cpm for up to 600,000 circ (e.g., $13,488 gross for 600,000 circ)
$22.00 gross cpm for 600,001-700,000 circ (e.g., $15,400 gross for 700,000 circ)
$21.50 gross cpm for 700,001-800,000 circ (e.g., $17,200 gross for 800,000 circ)

These cpm rates will remain constant during the Term.

(c)	Buyer’s Guide magazine (“BG”). During the Term, to the extent that Ziff Davis continues to publish BG:

(i)	SCEA shall purchase four (4) paid pages in BG during each Contract Year;

(ii)	SCEA shall run cover 2 and page 1 in BG;

(iii)	ZD shall waive premiums charges on cover 2 and page 1 in BG; and

(iv)	The standard gross shall be Six Thousand Five Hundred Dollars ($6,500) based on 200,000 newsstand draw.

(d)	Sync Magazine (“Sync”). During the Term, to the extent that Ziff Davis continues to publish Sync:

(i)	SCEA shall purchase six (6) paid pages in Sync during each Contract Year;

(ii)	For the period between May 2004 and April 2005, SCEA shall four (4) free bonus pages in Sync. For the periods between May 2005 and April 2006 and May 2006 and April 2007, SCEA shall receive three (3) free bonus pages in Sync. One bonus page (up to the maximum specified above) shall be earned after each paid page;

(iii)	SCEA shall receive a guaranteed cpm of $37.50 gross in Sync for the Term of this Agreement;

(iv)	SCEA’s paid pages can be allocated across any issue;

(v)	All paid advertisements of SCEA in Sync will run on the right hand page in the first twenty five percent (25%) of the magazine opposite full editorial content (provided that SCEA has requested such placement) and all bonus page advertisements of SCEA in Sync will run RHP opposite full editorial content (provided that SCEA has requested such placement);

(e) ZD will offer a rebate or make good if ZD misses any of the stated average circulation levels over any six (6) month average, except to the extent that such levels are missed because the number of copies given to Underground members are below projections. A make good shall be proportional to magnitude by which the level is missed; for example, if average circulation over a six (6) month period is 400,000 and the stated level is 450,000, then Ziff Davis will issue a make good of one (1) page for every nine (9) paid pages within the six (6) month period ((450,000/400,000 x 8) — 8 = 1). SCEA shall use any make good pages within the following six (6) months after receipt.

(f) As used in this Section 8, all references to circulation shall refer to average circulation during the applicable six-month period. Notwithstanding anything in this Agreement to the contrary, Ziff Davis may in its sole and absolute discretion suspend or discontinue publishing any one or more of EGM, GMR, BG or Sync or to cause the circulation of any or more such magazines to be above or below any of the respective figures set forth above.

(g) The provisions of this Section 8 shall apply only to advertising purchased after the date on which this Agreement is executed by the last party to execute it.

(h) The advertising pages shall be used solely to promote the Platforms, the Platforms’ first and third party software development community, the Platforms’ peripherals and Underground membership. The pages may include advertising that features hardware, peripherals and corporate messages, additional insertions of advertisements for breadth of titles or single titles deemed to be strategically important to the Platforms by SCEA and such advertisements shall be subject to the terms and conditions (other than cost) of Ziff Davis’ standard rate card.

9. COMPLIMENTARY SUBSCRIPTION LIST

(a) Each month during the Term, SCEA shall receive fifty (50) complimentary copies of the Publication. Such complimentary copies shall be on Ziff Davis’ “Comp List” and shall be mailed by Ziff Davis on behalf of SCEA.

(b) An additional one hundred fifty (150) copies shall be delivered in bulk to SCEA. Complimentary copies mailed by Ziff Davis shall include a “compliments of <name to be provided by SCEA>” label, if provided by SCEA. SCEA shall identify an internal contact at SCEA authorized to supply Ziff Davis with SCEA’s Comp List.

10. PUBLICATIONS SENT TO PLAYSTATION 2 REGISTERS

(a) Biweekly, during the Term, SCEA shall supply to Ziff Davis, a computer .dat file, in a format acceptable to Ziff Davis, of the new PlayStation 2 hardware registered owners (“Monthly New

Owner List”). The names comprising the Monthly New Owner List shall be the sole property of SCEA. At Ziff Davis’ costs (for Discs, Publications, shipping and fulfillment as set forth below) and within thirty (30) days of receipt of the Monthly New Owner List, Ziff Davis’ fulfillment house shall send a notification (which may be in the form of a sticker) and trial copy of the Publication inviting new PlayStation 2 hardware registered owners to subscribe to the Publication. The trial copy of the Publication sent to the Monthly New Owner List, shall be a copy of the Publication which is no more than sixty (60) days older than the off sale date of the copy sent. Ziff Davis shall pay all costs associated with the Publications and Discs sent to the Monthly New Owners, including without limitation the costs of shipping the Publications and the Discs to the Monthly New Owners.

Commencing with the July 2005 issue of the Publication, In addition to the trial copy of the Publication, the Monthly New Owners shall receive a publication, whose name shall be mutually agreed to by the parties, but is currently referred to as: “Welcome to the World of the PlayStationUnderground” (the “Welcome Guide”). The Welcome Guide’s content, which will be mutually agreed to by the parties, will contain (i) essential information to for new owners; (ii) a full review archive for games playable on PlayStation, PlayStation 2 and PlayStation Portable; (iii) supplementary experiences, for example online gaming, EyeToy, and HDD which will explain how the PlayStation experience can be further enhanced; (iv) supplementary PlayStation Portable information on music, videos, gaming and community; (v) an explanation of playing games online with a photo-based tutorial covering set up procedures; and (vi) customized covers for PlayStation 2 and PSP members. The Welcome Guide will be prepared by Ziff Davis. Ziff Davis may sell advertising in the Welcome Guide, provided that such advertising (i) does not constitute more than one-third of the Welcome Guide, (ii) does not appear on the outside front cover or outside back cover and (iii) is related to the PlayStation 2 platform or games for such platform. Ziff Davis shall pay a SCEA a royalty related to the revenue received from the Welcome Guide advertising as set forth in Section 6.

(b) The sticker sent to individuals on the Monthly New Owner List shall be co-branded with SCEA’s and Ziff Davis’ trademarks. The content of the sticker shall be mutually agreed upon the parties.

(c) Each Monthly New Owner List may be used on a one-time basis by Ziff Davis solely for the purpose set forth above. Any additional use of a Monthly New Owner List by Ziff Davis shall be approved in advance and in writing by SCEA.

(d) Subsequent to the use of each Monthly New Owner List, as set forth above, Ziff Davis shall return or destroy, and make no copies of the computer .dat file as provided by SCEA. Nothing herein shall prevent Ziff Davis’ fulfillment house from maintaining the List for customer service purposes only. If the computer .dat file is destroyed by Ziff Davis, Ziff Davis shall provide an affidavit attesting to such destruction signed by an officer of the company.

11. HYPE

(a) The Publication shall contain a section entitled “Hype.” Hype shall contain a combination of news, previews and features and shall be no less than six (6) pages in length. Hype shall combine game news, previews, features and pop-culture crossover stories. Further, Hype shall contain Underground/loyalty content as provided and/or approved in advance by SCEA.

12. PLATFORM OWNERS AND SUBSCRIBER LISTS AND USE BY THE PARTIES

(a) Twice a year, during the Term, SCEA shall make available to a mailing house designated by Ziff Davis, a computer .dat file, in a format acceptable to Ziff Davis, a compilation of the Monthly New Owner Lists (“Platform Owners List”), or any portion thereof, as requested by Ziff Davis, provided that the mailing house executes confidentiality and limited use agreements governing the use of the List in a form reasonably acceptable to SCEA. Ziff Davis shall use such List or portion thereof within thirty (30) day of receipt of the List or portion thereof. The names comprising the Platform Owners List shall be the sole property of SCEA. In no event shall a name on the Platform Owners List be mailed to in excess of twice per year unless agreed to in advance and in writing by SCEA. Use of names on Platform Owners List shall be at no cost for use of the List, however, Ziff Davis shall be responsible for all costs associated with the mailing house, and the production and mailing of any such promotional materials. Any use by Ziff Davis of all or any portion of the Platform Owner List shall count toward Ziff Davis’ ability to use the Platform Owner List as set forth above. Under no circumstances shall SCEA be obligated to provide the Platform Owner List, or any portion thereof, in excess of six times per year during the Term.

(b) Any materials sent to individuals on the Platform Owners List, shall be pre- approved in writing by SCEA prior to each mailing, which approval shall not be unreasonably withheld or delayed. Ziff Davis may not sublicense or assign any of its rights under this paragraph 12b.

(c) Twice a year, during the Term, Ziff Davis shall make available to a mailing house designated by SCEA, a computer .dat file in a format acceptable to SCEA, of active subscribers to each of the following magazines, to the extent that Ziff Davis at such time is publishing such magazine: Electronic Gaming Monthly, Computer Gaming World, Sync, Pocket Gamer and the Publication (“Subscriber List”); provided that the mailing house executes confidentiality and limited use agreements governing the use of the List in a form reasonably acceptable to Ziff Davis. SCEA shall use such List or portion thereof within thirty (30) day of receipt of the List or portion thereof. The names comprising the Subscriber List shall be the sole property of Ziff Davis. In no event shall a name on the Subscriber List be mailed to in excess of twice per year unless agreed to in advance and in writing by Ziff Davis. Notwithstanding the above, SCEA may, at its sole cost and expense, retain a third party approved by Ziff Davis, such approval not to be unreasonably withheld or delayed (the “Database Analysis Provider”) to compare the Subscriber List and the Platform Owners List in order for the Database Analysis Provider to provide certain aggregate statistics about the Subscriber List; provided, however, that the Database Analysis Provider executes a confidentiality agreement acceptable to Ziff Davis, which agreement will, among other provisions, prohibit the Database Analysis Provider from (i) making any use of the Subscriber List other than for the purpose set forth above and (ii) disclosing to any party, including without limitation SCEA, any personally identifiable information about any individuals on the Subscriber File. By way of illustration and without limiting the foregoing, the Database Analysis Provider could disclose to Sony the aggregate number of persons who appear on both the Subscriber List and the Platform Owners List, but could not disclose to Sony the identity of such individuals. Use of names on the Subscriber List shall be at no cost for use of the List, however, SCEA shall be responsible for all costs associated with the mailing house, and the production and mailing, if a mailing is done, of any such promotional materials. Any use by SCEA of all or any portion of the Subscriber List shall count toward SCEA’s ability to use the Subscriber List as set forth above. Under no circumstances shall Ziff Davis be obligated to provide the Subscriber List, or any portion thereof, in excess of twice per year during the Term.

(d) Ziff Davis’ Subscriber List shall be used by SCEA solely for the promotion of the Platforms or other SCEA materials. All promotional materials sent to individuals shall be pre-approved in writing by Ziff Davis prior to mailing. SCEA may not sublicense or assign any of its rights under this paragraph 12(d).

(e) For avoidance of doubt, the Platform Owners List is the exclusive property of SCEA and the Subscriber List is the exclusive property of Ziff Davis.

13. PROMOTION BY SCEA

(a) SCEA shall have the right to include a reasonable number of premiums in the Publication and the exclusive right to place premiums in the Magazine Disc packaging. All promotions and premiums shall be subject to Ziff Davis’ reasonable approval. Any costs associated with the premiums in the Publication or in the Magazine Disc packaging shall be borne by SCEA at Ziff Davis’ actual costs or supplied at SCEA’s actual costs with no charge to SCEA for insertion into the packing.

(b) SCEA shall not grant, and shall use reasonable efforts to prohibit its affiliates (excluding its parent company Sony Computer Entertainment Inc., but SCEA shall give its parent company notification of this Agreement and its obligations under this provision) from granting, to any third party the right to license a foreign issue of an official Sony publication related to video games, or any portion thereof, into the North American and/or the Central American markets until at least thirty (30) days after such foreign issue is generally offered for retail sale in non-

North American and non-Central American markets.

(c) SCEA shall promote the Publication within the software development community and will use its reasonable efforts to promote it within its video game software from time to time as may be agreed upon by the parties.

14. PROMOTION BY ZIFF DAVIS

(a) Ziff Davis shall use its reasonable efforts to insure prominent display of the Publication at retail. Such efforts may include promotions at airport/terminal outlets such as Pardies, Trofie and Hudson News, as well as prominent displays at chains such as Safeway, Albertsons, CVS, Walgreens, Wegmans, WaWa, Dominicks, Meijer, Best Buy, Walgreens, Target, Walmart, Barnes and Noble, B. Dalton, Borders, Waldenbooks, Blockbuster Video, Babbages, and Sam Goody.

(b) Ziff Davis shall spend at least two hundred and fifty thousand dollars ($250,000.00) during each year of the Term to promote the Publication, which includes the retail promotion described above, as well as subscription promotion, such as new business direct mail campaigns, and insert card promotions, retail display allowances, wholesaler incentives, fulfillment, rack charges, and merchandising, but which excludes on-line advertising and promotions on websites including, but not limited to, 1up.com.

(c) Ziff Davis shall promote the launch of the PSP. Ziff Davis’ promotion of the PSP shall include, but not be limited to, production and distribution of a PSP Launch Special Booklet. The Booklet shall: (i) contain sixteen (16) to thirty two (32) pages; (ii) be a mini magazine; (iii) coincide with the launch of the PSP; (iv) be distributed as a supplement to the Publication, EGM, GMR, Computer Gaming World and Sync magazines; and (v) include content on the introduction of the PSP including all the benefits of the hardware – gaming, movies, music and connectivity, a round up of all launch games plus available movie and music content, an introduction to all connectivity and content distribution methods, exclusive commentary, demonstrate the universal appeal, and illustrate the social nature of PSP entertainment.

15. CONFIDENTIAL INFORMATION

(a) Each of the parties acknowledges and agrees that certain information, which they may receive from the other party, shall be proprietary to the disclosing party. Such information includes, without limitation: (i) the terms of this Agreement; (ii) the fact that the disclosing party intends to develop or market products; (iii) designs, schematics, specifications, editorial or advertising plans or strategies, and all other technical information; (iv) any nonpublic information concerning the business or finances of the disclosing party; and (v) any other information the disclosure of which might harm or destroy a competitive advantage of the disclosing party (all of items (i) through (v) shall be designated “confidential” and shall be collectively referred to hereinafter as the “Proprietary Information”).

(b) Each party agrees that it will not, directly or indirectly either during or subsequent to the Term: (i) disclose any Proprietary Information of the other party, other than to its own employees or agents who participate directly in the performance of the receiving party’s respective obligations under this Agreement; (ii) copy or use any Proprietary Information of the other party except for the purpose of fulfilling its obligations hereunder; or (iii) publish any Proprietary Information of the other party without the prior written consent of such party. The degree of care employed by each of the parties to protect and safeguard the Proprietary Information of the other party shall be no less than the degree of care used by such party to protect its own most highly confidential information.

(c) Proprietary Information does not include any information which: (i) the receiving party is authorized by the disclosing party in writing to disclose, copy, or use; (ii) is generally known or becomes part of the public domain through no fault of the receiving party; (iii) is disclosed by the disclosing party to third parties without restriction on subsequent disclosure; (iv) is provided to the receiving party by a third party without a breach of any separate nondisclosure agreement or duty owed by the third party to the disclosing party; or (v) is required to be disclosed in the context of any administrative or judicial proceeding (but only to the extent of such required disclosure), provided that prompt notice is given to the other party so that it may seek other legal remedies to maintain confidentiality.

16. TRADEMARKS AND COPYRIGHTS

(a) Ziff Davis recognizes that SCEA has made a substantial investment into the value and goodwill associated with the Trademarks licensed hereunder and acknowledges that the Trademarks and all rights therein including the goodwill pertaining thereto, belong exclusively to SCEA, and shall take no action that disparages, dilutes or diminishes the value or goodwill of those Trademarks.

(b) Ziff Davis acknowledges that the Trademarks, copyrights and other intellectual property rights of SCEA, remain those of SCEA, including the goodwill pertaining thereto, and any rights conferred herein are only for use in conjunction with the Publication or any ancillary promotional rights and vest only for that purpose and only for the Term of this Agreement. Ziff Davis shall take no action that disparages, dilutes or diminishes the value or goodwill of those trademarks and copyrights. Further, Ziff Davis acknowledges that SCEA owns the PlayStation logos in any font that it appears on the Publication or elsewhere, and Ziff Davis shall not challenge or contest such ownership before, during and after the Term of this Agreement.

(c) SCEA acknowledges that Ziff Davis’ trademarks, copyrights and other intellectual property rights in connection with the Publication, and all rights therein, including the goodwill pertaining thereto, belong exclusively to Ziff Davis, and SCEA shall take no action that disparages, dilutes or diminishes the value or goodwill of those trademarks and copyrights, and SCEA shall not challenge or contest such ownership before, during or after the Term of this Agreement. Ziff Davis may seek, in its own name and at its own expense, appropriate copyright protection for the Publication, excluding SCEA’s Trademarks and copyrights.

(d) SCEA shall retain all right, title and interest in all SCEA Trademarks or copyrights as well as in any modifications, improvements, or derivative works made to the same by Ziff Davis. Any modifications made to any SCEA trademarks or copyrights by Ziff Davis shall be deemed by the parties as a “work made for hire” under the Copyright Act of 1976(17 U.S.C. §100 et. seq.) and shall become the sole property of SCEA at the time of creation and shall continue after the expiration or termination of this Agreement.

(e) The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions. To the extent that items in paragraph 16(d) are not automatically owned by SCEA as a work made for hire under applicable copyright law, Ziff Davis irrevocably assigns and transfers to SCEA all of Ziff Davis’ rights, title and interest to such intellectual property rights owned by SCEA, and defined as trademarks or copyrights. Ziff Davis shall execute such further assignments or other documents as SCEA shall reasonably request to give full effect to the preceding provisions of this clause.

(f) The provisions of this Section shall survive any expiration or termination of this Agreement.

(g) Ziff Davis acknowledges that its use of the Trademarks and SCEA copyrights inures to the benefit of SCEA and that Ziff Davis shall not acquire any rights in or to the Trademarks or SCEA copyrights.

17. REPRESENTATIONS AND WARRANTIES

(a) SCEA represents and warrants that it has the right and power to grant the rights granted herein.

(b) SCEA represents and warrants that the Trademarks, copyrights and other materials provided by SCEA hereunder do not infringe any valid right of any third party.

(c) SCEA represents and warrants that the Magazine Discs and Substitute Discs produced pursuant to this Agreement shall be suitable for the purpose intended and shall be compatible with the Platforms. SCEA shall provide to the end user a 90-day limited warranty against manufacturing defects to the end user of the Magazine Discs and Substitute Discs. Ziff Davis shall print the terms and conditions of the warranty (to be provided by SCEA) in each edition of the Publication. In no event shall SCEA be responsible for or warrant the Magazine Discs or

Substitute Discs against damage or defects caused in shipping with the Publication. SCEA shall be permitted to print sufficient additional Magazine Discs or Substitute Discs to fulfill its warranty obligations at no cost to Ziff Davis.

(d) Ziff Davis represents and warrants that it will use its reasonable efforts to promote, market, sell and distribute the Publication and will be solely responsible for the content of the Publication created by Ziff Davis and the production of the Publication and will bear all related costs associated therewith.

(e) The parties represent and warrant that they will comply with the other party’s Security/Privacy Policy as it relates to the use of the names provided under this Agreement. SCEA’s Security/Privacy Policy is attached hereto as Schedule C and Ziff Davis’ Security/Privacy Policy is attached hereto as Schedule D.

18. TERM

The term of this Agreement shall commence upon July 1, 2004 and continue until March 31, 2007 unless terminated pursuant to paragraph 19 (the “Term”).

19. TERMINATION

The following termination rights are in addition to the termination rights provided elsewhere in the Agreement:

(a) SCEA shall have the immediate right to terminate this Agreement with written notice to Ziff Davis if Ziff Davis:

     (1) fails to consecutively publish the Publication on a monthly basis, or as otherwise agreed upon by the parties; or

     (2) fails to obtain or maintain liability insurance in the amount and of the type provided for herein; or

     (3) files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Ziff Davis discontinues its business or a receiver is appointed for Ziff Davis or for Ziff Davis’ business and such receiver is not discharged within thirty (30) days; or

     (4) fails to average four hundred fifty thousand (450,000) copies per issue print order during any twelve (12) month period during the Term; or

     (5) fails to make timely payment of Royalties or on account balances for Magazine Discs within 30 days of its receipt of notice that payments are owing; or

     (6) misuses the Platform Owner List or uses the Platform Owner List more than twice a year during the Term; or

     (7) fails (other than due to the fault of SCEA to deliver to Ziff Davis the physical Magazine Disc in a timely manner as set forth above) to deliver a Magazine Disc on a monthly basis, or as agreed to by the parties.

(b) Ziff Davis shall have the immediate right to terminate this Agreement with written notice to SCEA:

     (1) if SCEA fails to manufacture or promote the Platforms within the last thirty (30) days prior to the notice; or

     (2) if SCEA files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if SCEA discontinues its business or a receiver is appointed for SCEA or for SCEA’s business and such receiver is not discharged within thirty (30) days; or

     (3) if SCEA misuses the Subscriber List or uses the Subscriber List more than twice a year during the Term; or

     (4) if SCEA fails to deliver the Magazine Disc to Ziff Davis so as to enable Ziff Davis to include the Magazine Disc with the Publication; or

     (5) if Ziff Davis has determined, in its reasonable business judgment, that continued publication of the Publication is non-viable financially and that it intends to discontinue publication of the Publication.

(c) Right to Terminate. In addition to the foregoing rights of termination, either party may terminate this Agreement by written notice if the other party breaches a material provision of this agreement and fails to cure such breach within thirty (30) days of receipt of notice of such breach from the non-breaching party.

(d) In the event that this Agreement is expires or is terminated for reasons other than breach by Ziff Davis, Ziff Davis shall have a ninety (90) day sell off period to sell the existing inventory, including the then current Publication scheduled for printing. If this Agreement is terminated for reasons of breach by Ziff Davis, then Ziff Davis shall not print any issues of the Publication not yet printed, but may to sell the current issue of the Publication for a period of sixty (60) days from the onsale date of such issue, if distribution of such issue has occurred prior to the termination date.

(e) In the event that this Agreement is terminated for a breach of a material provision by SCEA, SCEA shall not use the logo created pursuant to Section 16 of this Agreement or endorse another magazine as the “Official” PlayStation magazine for a period of ninety (90) days for the date of termination.

(f) The provisions of Section 19(d) and 19(e) shall survive the expiration or termination of this Agreement.

(g) In the event this Agreement is terminated for any reason or expires on its own accord, Ziff Davis shall, within ninety (90) days of termination or expiration, pay to SCEA the product of (i) one percent (1%) multiplied by (ii) the deferred subscription revenue related to the Publication as of the date of expiration or termination, less any refunds thereof subsequently requested by subscribers.

20. THIRD PARTY INFRINGEMENT

(a) Ziff Davis may request that SCEA institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. If SCEA elects not to take such action, Ziff Davis shall have the right to bring legal action against the infringing third party, provided notice is first given to SCEA. Any lawsuit shall be prosecuted solely at the cost and expense of the party bringing suit and all sums recovered in any such lawsuits shall be awarded to the party bringing the action. Upon request of the party bringing the lawsuit, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every reasonable way necessary and desirable for the prosecution of any such lawsuit. The party bringing the lawsuit shall reimburse the other party for reasonable out of pocket expenses incurred as a result of such cooperation.

(b) SCEA shall use its reasonable efforts to protect and defend the Trademarks licensed hereunder.

21. INDEMNIFICATIONS AND DEFENSE

(a) SCEA shall defend, indemnify and hold Ziff Davis harmless from and against any claims, demands, causes of action and judgments (including reasonable attorneys fees and court costs) brought against Ziff Davis by third parties (collectively “Ziff Davis Claims”) arising out of SCEA’s breach of its representations, warranties or obligations hereunder, or otherwise arising from materials provided by SCEA for the Publication or Magazine Discs or Substitute Discs or the use of the Trademarks as authorized in this Agreement, provided that Ziff Davis shall give written notice to SCEA within ten (10) days after receipt of notification of each such Ziff Davis

Claims and further provided that SCEA shall have the right to undertake and conduct the defense of any such cause of action so brought. Notwithstanding the foregoing, SCEA shall not be required to indemnify Ziff Davis for claims for which Ziff Davis is responsible under Section 21(b), including claims relating to any editorial content created by Ziff Davis in connection with the publishing of the Publication by Ziff Davis.

(b) Ziff Davis shall defend, indemnify and hold SCEA harmless from and against any and all claims, demands, causes of action and judgments (including reasonable attorneys fees and court costs) brought against SCEA by third parties (collectively, “SCEA Claims”), arising out of Ziff Davis’ breach of its representations, warranties or obligations hereunder, or otherwise arising from the editorial content, design, manufacture, distribution, shipment, advertising or promotion of, or any sweepstakes or contests designed to promote, the Publication, or any offering for sale or sale of the Publication or the promotional and packaging material, or any other materials created by Ziff Davis or its agent, provided that SCEA shall give written notice to Ziff Davis within ten (10) days after receipt of notification of each such SCEA Claims and further provided that Ziff Davis shall have the right to undertake and conduct the defense of any such cause of action so brought. Notwithstanding the foregoing, Ziff Davis shall not be required to indemnify SCEA for claims that SCEA is responsible under 21(a), including relating to Ziff Davis’ use of the Trademarks, Magazine Discs and Substitute Discs and other SCEA provided materials.

22. LIMITATION OF LIABILITY

In no event shall either party be liable for any special, punitive, incidental or consequential damages, including without limitation, loss of prospective profits arising out of, or in connection with this Agreement, in whole or in part, whether under theory of contract, tort (including negligence), indemnity, product liability or otherwise, provided that such limitations shall not apply to damages resulting from breach of Section 21 of this Agreement, and provided further that such limitations shall not apply to amounts which either party may be required to pay to third parties under Section 21.

23. INJUNCTIVE RELIEF

If either party violates any of the material terms of this Agreement and fails to cure in a timely manner after receiving written notice from the other party, the non-breaching party shall be entitled to an immediate injunction enjoining the breach upon the posting of a ten dollar ($10.00) bond with the court or tribunal of competent jurisdiction.

24. INSURANCE

Ziff Davis shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the State of California,

standard media liability insurance, naming SCEA as an additional insured. Such policy shall provide protection for standard media liabilities, including, but not limited to claims for copyright, libel, advertising injury, unfair competition, infringement of rights of publicity and privacy and infringement of intellectual property. The amount of coverage shall be for no less than ten million United States dollars ($10,000,000.00) per incident. Ziff Davis shall endeavor to provide thirty (30) days notice to SCEA by Registered or Certified Mail, return receipt requested, in the event of any modification, cancellation or termination of the insurance policy. Ziff Davis shall furnish SCEA a certificate of insurance evidencing the above coverage within thirty (30) days after execution of this Agreement.

25. NOTICE

Any notice required or permitted to be given under this Agreement shall be in writing and deemed given upon actual receipt and shall be delivered personally, sent by a recognized courier, or mailed via registered or certified mail return receipt requested, to the address indicated below or other designated address:

If to SCEA:	Sony Computer Entertainment America Inc.
919 East Hillsdale, Blvd, 2nd Floor
Foster City, California 94404
Attn: Steve Williams

with a copy to:	Sony Computer Entertainment America
919 East Hillsdale, Blvd, 2nd Floor
Foster City, California 94404
Attn: Riley Russell

If to Ziff Davis:	Ziff Davis Media Inc.
101 Second Street
San Francisco, California 94105
Attn: Scott McCarthy, President, Game Group

with a copy to:	Ziff Davis Media Inc.
28 East 28th Street
New York, New York 10016
Attn: Gregory E. Barton, Executive Vice President and General Counsel

26. CHOICE OF LAW

This Agreement shall be governed in accordance with the laws of the State of New York.

27. FORCE MAJEURE

In the event that an act of the government, war conditions, fire, flood, labor trouble in the facilities of either party or in the facilities of those printing or distributing the Publication, act of terrorism, or any other act reasonably beyond the control of either party, prevents the performance by either party of the provisions of this Agreement, then such nonperformance by either party shall not be considered as grounds for breach of this Agreement and such nonperformance shall be excused for one hundred eighty (180) days from the date of such condition or occurrence. Thereafter either party may elect to terminate this Agreement.

28. AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, and successors.

29. NO JOINT VENTURE

Both parties agree that in performing their duties under this Agreement they shall be operating as independent contractors. Nothing contained herein shall in any way constitute any association, partnership, agency or joint venture relationship between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have any right, power or authority to make any representation or to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Section.

30. ASSIGNABILITY AND SUBLICENSING

The rights granted hereunder are personal to the parties and shall not be assigned, sublicensed, mortgaged, or otherwise transferred or encumbered by any act of the parties or by operation of law, including in connection with a transfer of substantially all the assets or stock of either party, unless done with the express written approval of the other party.

31. WAIVER

No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties hereto. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstances.

32. SEVERABILITY

If any term, clause or provision of this Agreement is held to be invalid or unenforceable, by a court of competent jurisdiction, such invalidity shall not affect the validity or enforceability of any other term, clause or provision of this Agreement and such invalid term, clause or provision shall be deemed to be severed from this Agreement.

33. ENTIRE AGREEMENT

This Agreement, together with the Exhibits attached hereto, constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including the 1997 and the 2001 Agreements and any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by both parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict with this Agreement.

34. RESERVED RIGHTS

Each party reserves all rights not expressly granted herein.

35. CAPTIONS

Captions or paragraphs and quotation marks appearing herein are inserted solely for reference and convenience only and do not define or limit the scope or intent of any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Official PlayStation Magazine Publishing Agreement to be duly executed as of the day and year first written above.

SONY COMPUTER ENTERTAINMENT AMERICA		ZIFF DAVIS MEDIA INC.

By	/s/ A. House	By	/s/ R. Callahan

Title:	EVP	Title:	CEO

Date:	3/31/05	Date:	2/25/05

NOT AN AGREEMENT UNTIL EXECUTED BY BOTH PARTIES

SCHEDULE A

PlayStation

PlayStation 2

PSX

PlayStation Portable Game Console

PlayStation 3

Official U.S. PlayStation Magazine

The PlayStation PS logo

SCHEDULE B

PLAYSTATION TRADEMARK GUIDELINES

PlayStation®2 Trademark Guidelines
Text Use Only

Introduction

These guidelines are meant to assist SCEA , its licensees, and authorized promotional partners in complying with legal and corporate identity requirements regarding the use of the PlayStation®2 and DUALSHOCK™2 trademarks in text. Guidelines for specific logo usage and electronic versions of logos, will be provided in the PlayStation 2 Corporate Identity Manual in April, 2000.

Please assist SCEA in maintaining protection for its trademarks and brand name products by following these guidelines.

Use of the PlayStation 2 Trademark In Text

The following are the standard guidelines for use of the non-stylized word mark “PlayStation 2” in copy and marketing materials.

1.	PlayStation 2 Text Trademark

a)	The trademark “PlayStation 2” should be used to reference the SCEA marketed PlayStation 2 computer entertainment system and its compatible software.

b)	Only the straight, non-stylized text version of the mark should be utilized in copy. The text version of the PlayStation 2 mark should appear in the same font as the other words surrounding the mark. The PlayStation 2 stylized logotype should never be used in copy, or with other words. The logotype is a standalone logo.

c)	The Sony logo or trademark may not be used under any circumstance (e.g. “Sony PlayStation 2” is not allowed.)

d)	The acronyms “PS2” and “PSX2” may not be used.

Exception: The acronym “PS2” may be allowed under certain circumstances in On Screen Display material within compatible software. Such use requires prior permission from SCEA.

2.	Trademark Use

a)	The proper spacing of the characters of the trademark is as follows:

i)	The trademark is one word. Never separate the words “Play” and “Station.”

ii)	When using the “®” notice there should be no additional space left between the letter “n” and the “®”, or the “®” and the number “2”.

Example: PlayStation®2

iii)	When not using the “®” notice, there should be a space between the letter “n” and the number “2.”

Example: PlayStation 2

b)	The text version of the trademark must be used as an adjective in conjunction with the full generic product name that it brands. The first appearance of the PlayStation 2 trademark in text must be followed by the generic product name “computer entertainment system.” Subsequent uses of the mark within the same copy may be followed by the full generic product name or the word “console.”

The generic product name should be in lowercase letters, unless the context calls for it to be capitalized, i.e. in a headline where all surrounding words are capitalized.

c)	The term “PlayStation 2 format” should be used to describe licensed, compatible software.

Examples: PlayStation 2 format software

PlayStation 2 format DVD-ROM

PlayStation 2 format disc

d)	The trademark must not be used in the plural (e.g. PlayStation 2s) or possessive form (e.g. PlayStation 2’s).

e)	The letters “P” and “S” must always be capitalized in the text version of the PlayStation 2 trademark.

Exception: Capitalization should be based on context. Therefore, if the trademark appears in a sentence or phrase surrounded by words that are fully capitalized, all of the letters in the trademark may be capitalized as well. However, in such cases, the letters “P” and “S” should be of a slightly larger font than the other letters within the trademark.

3.	Trademark Notice Symbol and Legal Line

a)	Use the trademark notice “®”, unless instructed by SCEA to otherwise use the “™”. This notice should follow all headlines and logos, and should appear at least once, preferable on the first and most prominent use, in any long copy.

In text, place the trademark notice, preferably in superscript font, between the letter “n” and the number “2”.

Example: PlayStation®2

b)	The following legal copy must appear in any material in which the mark is used.

Example: “PlayStation” and the “PS” Family logo are registered trademarks of Sony Computer Entertainment Inc.

Note: The following stylized version of the standard legal copy is also acceptable. Electronic templates with the miniature logo will be available shortly.

and PlayStation are registered trademarks of Sony Computer Entertainment Inc.

Use of the DUALSHOCK™2 Trademark in Text

The following are the standard guidelines for use of the non-stylized mark “DUALSHOCK 2” in copy and marketing materials.

1.	DUALSHOCK 2 Text Trademark

a)	The trademark “DUALSHOCK 2” should be used to reference the SCEA marketed DUALSHOCK 2 analog controller only.

b)	The term “DUALSHOCK” or “DUALSHOCK 2” should not be used to describe the vibration function of a controller. This action is properly called “vibration function.”

c)	The PlayStation and Sony trademarks may not be used in conjunction with the DUALSHOCK 2 trademark (e.g., PlayStation DUALSHOCK 2 analog controller is not acceptable.)

2.	Trademark Use

a)	The proper spacing of the characters of the trademark is as follows:

i)	The trademark is one word. Never separate the words “DUAL” and “SHOCK.”

ii)	When using the “™” notice, there should be no additional space left between the letter “K” and the “™”, or the “™” and the number “2.”

Example: DUALSHOCK™2

iii)	When not using the “™” notice, there should be a space left between the letter “K” and the number “2.”

Example: DUALSHOCK 2

The trademark “DUALSHOCK 2” should always be fully capitalized when used in text, and must be followed by the generic product name “analog controller.” The generic product name should be in lowercase letters, unless the context calls for it to be capitalized, i.e. in a headline where all surrounding words are capitalized.

3.	Trademark Notice Symbol and Legal Line

c)	Use the trademark notice “™”, unless instructed by SCEA to otherwise use the “®”. This notice should follow all headlines and logos, and should appear at least once, preferable on the first and most prominent use, in any long copy.

In text, place the trademark notice, preferably in superscript font, between the letter “K and the number “2”.

Example: DUALSHOCK™2

d)	The following legal copy must appear in any material in which the mark is used. In materials that use both the DUALSHOCK 2 and PlayStation 2 trademarks, combining the trademark attributions is acceptable.

Examples:

DUALSHOCK is a trademark of Sony Computer Entertainment Inc.

“PlayStation” and the “PS” Family logo are registered trademarks and DUALSHOCK is a trademark of Sony Computer Entertainment Inc.

Note: The following stylized version of the standard legal copy is also acceptable. Electronic templates with the miniature logo will be available shortly.

and PlayStation are registered trademarks and DUALSHOCK is a trademark of Sony Computer Entertainment Inc

SCHEDULE C

WWW.PLAYSTATION.COM PRIVACY POLICY

SCHEDULE D

Ziff Davis Media Privacy Policy

Ziff Davis Media Privacy Policy

Ziff Davis Media is committed to protecting your privacy. This policy describes the ways that personally identifiable and anonymous information about our online users, event registrants and print subscribers is gathered, our information sharing practices, and how online users and print subscribers may request changes to the way this information is shared.

Personally Identifiable Information We Collect

We collect personally identifiable information when you provide it to us, such as when you subscribe to our magazines (either directly with us or through another company such as a subscription agency), sign up for email newsletters, enter a contest, register for site membership, participate in surveys, or to otherwise communicate with us. Several of the services that we offer, such as file downloads and message boards, require registration as a condition of use; when you register with one of our sites you are no longer anonymous. We may also receive information about you from other sources and add it to the information you have provided to us.

Information You Volunteer and How it Is Displayed to Others Online

Ziff Davis Media is not responsible for the information you volunteer about yourself in the course of discussions in our forums, chat rooms, or other forms of publicly accessible interaction, or information that you choose to make public in your member profile. As a member, you can view, correct or change your publicly available information at any time via your member profile page. To view or change your profile, please follow the link for the site from which you registered:

     Baseline

     CIO Insight

     The Channel Insider

     DevSource

     eWEEK

     Extreme iPod

     ExtremeTech

     Microsoft Watch

     PC Magazine Magazine and the PC Magazine Utility Library

     Sync Magazine

     1UP.com

Personally identifiable information you provide as a subscriber to the Microsoft Watch newsletter is not shared with anyone except on an aggregate, statistical basis, except for the purposes of fulfillment and email deployment.

What We Provide to Third Parties

Statistical Reports and Analysis

Naturally, the aggregate statistics that describe our print and online audience, which is often based on the information you provide when you subscribe, register, or browse our sites, help us sell advertising and otherwise publicize Ziff Davis Media and its brands. The information we share under these circumstances does not contain behavioral or identifying information about any individual reader or user, unless the individual has given us permission to share that information.

Mailing Lists

We make email and postal lists of our customers available on a rental, i.e., temporary, defined, basis, to carefully screened providers of quality goods and services. Many customers appreciate the offerings they receive, but here’s what to do if you don’t wish for us to share this information:

• If you are a subscriber to a Ziff Davis Media magazine and would prefer that your contact information not be provided to third parties, please log in and change your preferences at http://subhelp.ziffdavis.com. (If you are a new subscriber, your information may not be immediately available – please allow 2-4 weeks from placing your subscription order for processing.)

If you are a registered user of our sites, you can change your preferences via the profile page links shown above.

If you are a registered user of Ziff Davis eSeminars, please send email with your preference request to eSeminars@ziffdavis.com. Please see below for details on eSeminars’s privacy policies.

If you are a registered attendee of Business 4Site or DigitalLife, please send email with your preference request to event_marketing@ziffdavis.com. Please see below for details on Business 4Site and DigitalLife event privacy policies.

If you’ve registered to attend a Ziff Davis Media face-to-face event and prefer this information not be shared, please send email with your preference request to events@ziffdavis.com.

Any mailing sent to our lists is carefully reviewed before it is sent, and when we rent our mailing lists, we monitor them to ensure they are used only for the approved purpose. Because of the difficulty inherent in tracking their use, we do not provide email address lists to third parties except for service purposes such as deployment or suppression, as described below.

Ziff Davis Media also provides profile reports on specific companies, based on subscriber-reported and publicly available data, to carefully screened providers of quality goods and services. These include contact information for the company and its key personnel.

Email and Postal Mail Deployment, Data Analysis and Other Data Services

We provide customer lists and other information to third party companies who provide specialized services, such as email message deployment, merge-purge (identifying and removing duplicate addresses) of lists, postal mailing, subscription fulfillment, customer service and telemarketing, research, statistical analysis, and other data processing. These companies work on our behalf and we do not provide our lists or other data to them for their own, permanent, use.

In order to comply with the Federal CAN-SPAM Act of 2003, we also may provide lists of customers who have opted-out of email promotion for Ziff Davis products to other companies, so they can be suppressed from mailings those companies send on Ziff Davis’s behalf. In addition, if you unsubscribe from a mailing we send to our own list on behalf of a third party, your removal instruction may also be supplied to the third party and added to their own suppression file.

Ziff Davis Media Magazines, Seminars, Events, Sites and Other Publications and Services

As a Ziff Davis Media customer you can also expect to receive relevant email and postal offers for Ziff Davis Media publications, seminars, events, web sites and other services. From time to time we are also able to secure and offer to our customers specially-negotiated discounts and new products from other leading companies. If you would prefer not to receive such mailings in the future, you can change your preference via the links in the previous section (“Mailing Lists”).

Change of Ownership of Ziff Davis Media Properties

The mailing list(s) associated with Ziff Davis Media properties may also be subject to transfer to another company in the event of a change of ownership. In this event, Ziff Davis Media or the new owner of the affected properties will use commercially reasonable efforts to notify you and provide the opportunity to remove your name from the associated mailing list(s).

Anonymous Information We Collect

Cookies

As you probably know, cookies are small pieces of information that many Web sites store on your computer’s hard drive when you visit them. They don’t tell us who you are unless you’ve specifically given us personally identifiable information. Cookies stored on your hard drive by a Ziff Davis Media site are not accessible to other sites.

Like many other web sites, Ziff Davis Media sites use cookies to improve your experience with our online content. For example, we may use a cookie to identify members so they don’t have to re-enter a user id and password when they wish to download a utility or post to a discussion. As another example, cookies can be used to control the number of times you see advertisements, like pop-ups. By allowing us to better understand how users interact with the site over time, cookies also help us improve your experience and deliver more relevant content to you. Cookies may be created directly by our sites for these purposes, or by third-party companies operating on our behalf. However, our cookies do not contain any information that is, in itself, personally identifying. Some of our advertisers occasionally serve you cookies as well. We do not have control over cookies placed by advertisers. You need not have cookies turned on to visit our sites, though cookies may be required in order for you to participate in certain areas. If you choose to become a member of a Ziff Davis Media web site, you must have cookies enabled to access any member related pages (i.e. Discussion Boards, Member Profile pages, Search for a Member).

Most web browsers automatically accept cookies but allow you to modify security settings so you can approve or reject cookies on a case-by-case basis.

Pixel Tags

Like many web sites, Ziff Davis Media may also use pixel tags, also known as beacons, spotlight tags or web bugs, to improve our understanding of site traffic, visitor behavior, and response to promotional campaigns, as a supplement to our server logs and other methods of traffic and response measurement. Pixel tags are sometimes used in conjunction with small Javascript-based applications, also for the purpose of traffic measurement. We may also implement pixel tags provided by other companies, for the same purpose. You can disable pixel tags by changing your browser settings to omit images and disable Javascript; or there are commercial software packages available that can omit pixel tags and most advertisements.

Online Ad Serving

Ziff Davis Media uses Doubleclick, a third-party advertising service company, to serve advertisements when you visit our sites. This company may use information (not including your name, address, e-mail address, telephone number, or any other information you’ve provided us) about your visits to our and other web sites in order to provide advertisements about goods and services of interest to you. For this purpose, Doubleclick may use pixel tags (also called clear gifs, spotlight tags and beacons) For more information about Doubleclick’s information collection practices, and to know your choices about not having this information used by Doubleclick, click here.

Several companies provide email deployment services for our email messages. The personally identifiable information, such as e-mail address, we provide to these vendors for the purposes of e-mail deployment is only used by them for that purpose and not for any other business activity.

Some of our advertisers use third-party companies to serve their advertisements on our sites and, in some cases, in our HTML-formatted newsletters. Often, these third-party advertising companies employ cookie and pixel tag technologies to measure the effectiveness of Web and e-mail advertisements. We do not give any personally identifiable information to them as part of this relationship. Use of their tracking technology is subject to their own privacy policies. For more information about the privacy policies of the third-party advertising providers including information on how to opt out of their tracking methods, click here.

Ziff Davis Media eSeminars

When you register to view a Ziff Davis Media eSeminar, we request personally identifiable information including: first name, last name, email address, phone number, company address, primary business activity, job function, and company size.

Ziff Davis Media eSeminars also automatically receives and records information on our server logs from your browser, including your IP address, Internet connection speed, Internet connection duration, and Real Media and Windows Media player information. This is done in conjunction with our broadcast provider, ON24, Inc. Your data is collected and retained by ON24 for the sole purposes of delivering eSeminars content appropriately, traffic reporting, and enabling re-registration for future events. In addition, ON24 uses cookie technology to identify you as a registered user of the eSeminars service.

Ziff Davis Media eSeminars produces and hosts sponsored webcasts and online trade shows for a variety of companies (Sponsors). All data collected during the registration of such events will be shared with those Sponsors. This data is governed by the individual Sponsor’s privacy policy and may be used by the Sponsor for follow-up purposes. Similarly, Ziff Davis Media eSeminars will have the same access to this data as the Sponsors. For details on how eSeminar Sponsors use the information you provide, please contact the Sponsor directly.

If you have any questions, please contact eSeminars@ziffdavis.com.

Business 4Site and DigitalLife Events

When you register to attend Business 4Site and DigitalLife events, we request personally identifiable information including: first name, last name, email address, phone number, company address, primary business activity, job function, company size and event specific interests.

Business 4Site and DigitalLife events also automatically receives and records information on our server logs from your browser, including your IP address.

Business 4Site and DigitalLife events are produced for a variety of companies (Sponsors). All data collected during the registration of such events may be shared with those Sponsors. This data is governed by the individual Sponsor’s privacy policy and may be used by the Sponsor for follow-up purposes. Similarly, Ziff Davis Media Business 4Site and DigitalLife events will have the same access to this data as the Sponsors. For details on how Business 4Site and DigitalLife events Sponsors use the information you provide, please contact the Sponsor directly.

If you have any questions, please contact event_marketing@ziffdavis.com.

Contests and Sweepstakes

Ziff Davis Media publications and Web sites periodically conducts contests and sweepstakes. If you choose to enter, the data you provide will be subject to the official rules of the specific contest, as well as this privacy policy. Please read the contest rules carefully before you submit your data.

Co-Branded Sites and Services

When you use a co-branded service within our network of sites, or register or otherwise provide information on a co-branded site, you grant us permission to pass the information collected back to that service or site partner. Their use of your information is subject to their applicable privacy policies.

Changing Your Privacy Options

Update Your Registration Information

You can correct or change the information collected during site registration at any time at the profile page links shown above, or, for eSeminars and Events, by sending email to the addresses shown above.

Update Your Newsletter Subscriptions

You can opt-in to newsletter mailing lists, or remove yourself at any time through the subscription management page (this page will display all of your newsletter subscriptions) or by following the instructions at the end of the newsletters you receive. Please allow 3-5 business days for changes to take effect.

Update Your Print Subscription Information

You can correct or change your print subscription information at http://subhelp.ziffdavis.com. Please allow 2-4 weeks for changes to take effect.

Security

We use reasonable precautions to keep the personal information you disclose to our magazines and websites secure and to only release this information to third parties we believe share our commitment to privacy. However, we are not responsible for any breach of security or for the actions of these parties.

Children

Ziff Davis Media web sites are not intended for use by children, especially those under 13. No one under age 13 is allowed to provide any personal information or use our public discussion areas, forums, and chats. Minors under the age of 18 are prohibited from making purchases, including subscriptions, on our sites.

If your children disclose information about themselves in our public discussion areas, they may get unsolicited messages from other parties. Accordingly, you should tell them not to do so.

Changes to the Ziff Davis Privacy Policy

This Privacy Policy may be modified from time to time. Any modifications to our privacy policy will be reflected first on this page, so check back often. If there is a significant change, we will indicate on our sites that our privacy policy has changed and provide a link to the new policy.

Questions?

If you have any questions on our Privacy Policy, you can contact us at site_feedback@ziffdavis.com.

Effective date: September 13, 2004

Terms Of Use

TERMS & CONDITIONS: Ziff Davis Media User Agreement

1. General

1.1 This agreement governs your use of the Ziff Davis Media information service (the “Service”), including Discussion Areas, which is operated by Ziff Davis Media Inc., an indirect subsidiary of Ziff Davis Holdings Inc. (“ZDH”). Additional terms and conditions of use applicable to specific areas of the Service may also be posted in such areas and, together with this agreement, govern your use of those areas. This agreement, together with any such additional terms and conditions, are referred to as this “Agreement.”

1.2 ZDH reserves the right, in its discretion, to change or modify all or any part of this Agreement at any time, effective immediately upon notice published on the Service. Your continued use of the Service constitutes your binding acceptance of these terms and conditions, including any changes or modifications made by ZDH as permitted above. If at any time the terms and conditions of this Agreement are no longer acceptable to you, you should immediately cease all use of the Service.

1.3 The Service is directed to teenagers and adults and is not directed to children under the age of 13. You must be 13 years of age or older to use the Service. Ziff Davis Media complies with the Children’s Online Privacy Protection Act and does not permit registration by and will not knowingly collect personally identifiable information from anyone under 13. This requirement will be posted wherever Ziff Davis Media collects data within the Service, such as during the registration process. By registering for the Service, you represent and warrant that you are 13 years of age or older. Additionally, you must provide true, accurate and complete registration information to become a member of the Service (“Member”). Creating a Member account under automated means or under false or fraudulent pretenses constitutes unauthorized use of the Service and such accounts will be terminated by ZDH.

As part of the registration process, you will be asked to select a username and password and you will be responsible for all activities occurring under your username and for keeping your password secure. We may refuse to grant you a username that impersonates someone else, is or may be protected by trademark or proprietary rights law, or is vulgar, offensive, or otherwise inappropriate, as determined by us in our sole discretion.

By using the Service, you represent and warrant that all registration information you submit is truthful and accurate and you agree to the accuracy of such information. The profile that you compose upon registering for the Service (the “Member Profile”) must describe you, an individual person. Examples of inappropriate profiles include, but are not limited to, profiles that purport to represent an animal, place, inanimate object, fictional character, or real individual who is not you. If you wish to view or change your profile, you can do so via the profile page links listed in the Ziff Davis Media Privacy Policy http://www.1up.com/do/join2.

2. Use of Content

2.1 You acknowledge that the Service contains information, software, photographs, audio and video clips, graphics, links and other material (collectively, the “Content”) that are protected by copyright, trademark or other proprietary rights of ZDH or third parties. All Content on the Service is copyrighted as a collective work of ZDH pursuant to applicable copyright law. You agree to comply with any additional copyright notices, information, or restrictions contained in any Content available on or accessed through the Service. Users of the Service may use the Content only for their personal, noncommercial use. Businesses, organizations or other legal entities may not become Members and are not permitted to use the Service for any purpose, including but not limited to collecting usernames and /or email addresses of Members by electronic or other means for the purpose of sending unsolicited email and unauthorized framing of or linking to the Service.

2.2 Except as expressly permitted in Section 2.3 of this Agreement, you may not modify, publish, transmit, reproduce, create derivative works from, distribute, perform, display, sell, transfer or in any way exploit any of the Content or Material, in whole or in part. Content consisting of downloadable software may not be reverse engineered unless specifically authorized by the owner of the software’s patent and/or copyright.

You may post on the Service any Content owned by you (such as your original statements), Content for which you have received express permission from the owner and Content in the public domain (collectively, the “Material”). You assume all risk and responsibility for determining whether any Material is in the public domain. You hereby grant, transfer and assign to ZDH and its successors, assigns and licensees (collectively, “Licensee”) a fully-paid, royalty-free, irrevocable, perpetual, worldwide right and license to publish, distribute, reproduce, transmit, use, translate, display, perform, modify, revise, create derivative works of and archive the Material, in any form or media now known or hereafter developed (including without limitation in print, magnetic or electronic form), on any number of occasions in any form, and to sublicense third parties to do any of the foregoing with further right of sublicense (the “License”), without compensation to you. You represent and warrant that you are authorized to grant all rights set forth in the preceding sentence and that the exercise by Licensee of Licensee’s rights under the License, shall not violate any laws, defame or libel any person, invade any person’s right of privacy or publicity or otherwise violate, misappropriate or infringe the rights of any person (including without limit copyright or moral right).

2.3 You may download, copy and make any personal, non-commercial use of the Content and Material and use that is permitted by Sections 107 through 122 of the United States Copyright Act of 1976, as amended (“Copyright Act”) and not prohibited by any section of the Copyright Act or by any other applicable law, rule or regulation; provided, however, that you maintain all copyright and other notices contained in such Content; and provided further that you shall not store electronically any significant portion of any Content.

3. Rules of Conduct

The following is an incomplete list of illegal and prohibited uses of the Service. ZDH may investigate any illegal and/or unauthorized use of the Service, and appropriate legal action may be taken, including without limitation, civil, criminal, and injunctive redress. While utilizing the Service, you may not:

• use the Service for any commercial purpose, to distribute any advertising or solicitation of funds or goods and services, or to solicit users to join competitive online services;

• post on the Service any links to any external Internet sites that are obscene or pornographic, or display pornographic or sexually explicit material of any kind;

• use any robot, spider, site search and/or retrieval application, or other device to retrieve or index any portion of the Service;

• reformat or frame any portion of any web page that is part of the Service;

• post Material containing restricted or password only access pages, or hidden pages or images (those not linked to or from another accessible page);

• submit any Material that falsely implies sponsorship of that Material by the Service and/or ZDH, or promote any information that you know is false, misleading, or libelous;

• transmit any viruses, worms, defects, Trojan horses or other items of a contaminating or destructive nature through the Service;

• submit Material that violates the rights of others, such as Content that infringes any copyright, trademark, patent, trade secret or violates any right of privacy or publicity, or that is libelous or defamatory, or that directs any user, by linking or any other method, to the Material of a third party without the third party’s written consent;

• promote an illegal or unauthorized copy of another person’s copyrighted work, such as providing pirated computer programs or links to them, providing information to circumvent manufacture-installed copy-protect devices, or providing pirated music or links to pirated music files;

• submit Material that is libelous, defamatory, obscene, pornographic, abusive, harassing, threatening unlawful or promotes or encourages illegal activity.

4. Managing Content

ZDH reserves the right to delete, move or edit any Content or Material (including Material posted in any Interactive Area of the Service) that it may determine, in its sole discretion, violates this Agreement or is otherwise unacceptable. However, ZDH does not and cannot review all of the Content and Material posted by users on the Service and is not responsible for such Content or Material. You shall remain solely responsible for all Material. . Although ZDH reserves the right to remove any offending Material on the Service, you understand and agree that you nonetheless may be exposed to such Material and that you further waive your right to any damages (from any party) related to such exposure.

Additionally, ZDH shall have the right, but not the obligation, to correct any errors or omissions in any Content, as it may determine in its sole discretion.

5. No Endorsement

5.1 ZDH does not represent or endorse the accuracy or reliability of any Content or Material posted on any Interactive Area and you acknowledge that any reliance upon such Content or Material shall be at your sole risk. Any Content placed on any Interactive Area by users represents the views of the user posting the statement, and does not represent the views of ZDH.

5.2 The Service may contain links to sites on the Internet which are owned and operated by third parties (the “External Sites”). You acknowledge that ZDH is not responsible for the availability of, or the content located on or through, any External Site. You should contact the site administrator or Webmaster for those External Sites if you have any concerns regarding such links or the content located on such External Sites.

6. Indemnity

You agree to indemnify, defend and hold ZDH and its affiliates, and their respective officers, directors, owners, agents, information providers and licensors (collectively, the “ZDH Parties”) harmless from and against any and all claims, liability, losses, costs and expenses (including attorneys’ fees) incurred by any ZDH Party in connection with any use or alleged use of the Service under your password by any person, whether or not authorized by you. ZDH reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by you, and in such case, you agree to cooperate with ZDH’s defense of such claim.

7. Termination of Service

ZDH reserves the right, in its sole discretion, to restrict, suspend or terminate your access to all or any part of the Service, including the Discussion Areas, at any time for any reason without prior notice or liability. Conversely, you may terminate your membership of the Service at any time, for any reason, by emailing ZDH at feedback@1up.com. Once your membership terminates, you will have no right to use the Service. The terms of this Agreement shall survive any termination of your membership. ZDH may change, suspend or discontinue all or any aspect of the Service at any time, including the availability of any feature, database, or Content (including the Discussion Areas), without prior notice or liability.

8. Copyright Policy

You may not post, distribute, perform, display, transmit or reproduce in any way any copyrighted material, trademarks, or other proprietary information without obtaining the prior written consent of the owner of such proprietary rights. Without limiting the foregoing, if you believe that your work has been copied and posted on the Service in a way that constitutes copyright or trademark infringement, please email ZDH at feedback@1up.com with the following information: an electronic or physical signature of the person authorized to act on behalf of the owner of the copyright or trademark interest; a description of the copyrighted work or trademark(s) that you claim has been infringed; a description of where the material that you claim is infringing is located on the Website; your address, telephone number, and email address; a written statement by you that you have a good faith belief that the disputed use is not authorized by the copyright or trademark owner, its agent, or the law; a statement by you, made under penalty of perjury, that the above information in your notice is accurate and that you are the copyright owner or authorized to act on the copyright or trademark owner’s behalf.

9. Disclaimer of Warranties; Limitation of Liability.

9.1 Neither ZDH nor any provider of third party content or their respective agents warrants that the service will be uninterrupted or error free; nor does ZDH, any third party content provider, or their respective agents make any warranty as to the results to be obtained from use of the service or the content. The service and the content are distributed on an “As is, as available” basis. None of ZDH, third party content providers and their respective agents make any warranties of any kind, either express or implied, including, without limitation, warranties of title or implied warranties of merchantability or fitness for a particular purpose, with respect to the service, any content or any products or services sold through the service. Neither ZDH nor any third party content provider warrants that any files available for downloading through the service will be free of viruses or similar contamination or destructive features. You expressly agree that the entire risk as to the quality and performance of the service and the accuracy or completeness of the content is assumed solely by you.

9.2 Neither ZDH, any third party content provider nor their respective agents shall be liable for any direct, indirect, incidental, special or consequential damages arising out of the use of or inability to use the Service, even if such party has been advised of the possibility of such damages.

9.3 Some states do not allow exclusion of implied warranties or limitation of liability for incidental or consequential damages, so the above limitations or exclusions may not apply to you. In such states, the liability of ZDH, third party content providers and their respective agents shall be limited to the greatest extent permitted by law.

10. Member Disputes

You are solely responsible for your interactions with other Members of the Service. ZDH reserves the right, but has no obligation, to monitor disputes between you and other Members.

11. Special Admonitions for International Use

As a consequence of the global nature of the Internet, you agree to comply with all local rules regarding user conduct on the Internet and acceptable content. Specifically, you agree to comply with all applicable laws regarding the transmission of technical data exported from the United States or the country in which you reside.

12. Miscellaneous

This Agreement shall be construed in accordance with the laws of the State of New York, without reference to principles of choice of law. You and ZDH each irrevocably consent to the personal jurisdiction of the federal or state courts located in New York, New York, the Borough of Manhattan (the “Courts”), with respect to any action, suit or proceeding arising out of or related to this Agreement or to the Service (including without limitation any Content or Material) and waive any objection, to venue in any of the Courts for such an action, suit or proceeding (whether based on forum non conveniens or otherwise); additionally, you agree that you will not bring any such action, suit or proceeding in any court other than the Courts. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous written or oral agreements between the parties with respect to such subject matter. If any inconsistency exists between the terms of this agreement and any additional terms and conditions posted on the Service, such terms shall be interpreted as to eliminate any inconsistency, if possible, and otherwise, the additional terms and conditions shall control. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, (i) such provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (ii) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (iii) such decision shall not affect the validity, legality or enforceability of such provision under other circumstances